Exhibit 10.2

SECOND AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

September 21, 2006	Dallas, Texas	$100,000,000.00

FOR VALUE RECEIVED, the undersigned (hereinafter called “Maker”) does hereby unconditionally promise to pay to the order of Wells Fargo Bank, National Association, a national banking association (“Payee”), at its office at 1445 Ross Avenue, 3rd Floor, MAC T5303-031, Dallas, Texas 75202, the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00), or such lesser amount as has been loaned or advanced by Payee to Maker hereunder, in lawful money of the United States of America, together with interest from the date hereof until maturity at the rates per annum provided below.

1.             Definitions.  For purposes of this Second Amended and Restated Revolving Line of Credit Note (this “Note”), unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

“Business Day” shall mean:

(i)            for all purposes (other than as covered by clause (ii) below) any day except Saturday, Sunday or a day which in the United States is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close;

(ii)           with respect to all notices and determinations in connection with, and payments of principal and interest on, a LIBOR Balance, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the interbank eurodollar market.

“Consequential Loss” shall mean, with respect to Maker’s payment, or conversion to a different Interest Option, of all or any portion of the then-outstanding principal amount of any LIBOR Balance on a day other than the last day of the LIBOR Interest Period related thereto, any loss, cost or expense incurred by Payee in redepositing such principal amount, including the sum of (i) the interest which, but for such payment, Payee would have earned in respect of such principal amount so paid for the remainder of LIBOR Interest Period applicable to such principal amount, reduced, if Payee is able to redeposit such principal amount so paid for the balance of such LIBOR Interest Period, by the interest earned by Payee as a result of so redepositing such principal amount, plus (ii) any expense or penalty incurred by Payee on redepositing such principal amount.

“Contract Rate” shall mean a rate of interest based upon the LIBOR Base Rate or WFB Base Rate in effect at any time pursuant to an Interest Notice.

“Dollars” and the sign “$” shall mean lawful currency of the United States of America.

“Eurocurrency Reserve Percentage” shall mean, with respect to each LIBOR Interest Period the maximum reserve percentage (expressed as a decimal) in effect on the first day of any LIBOR Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to “eurocurrency liabilities” pursuant to Regulation D or any other then applicable regulation of the Board of Governors (or any successor) which prescribes reserve requirements applicable to “eurocurrency liabilities,” as presently defined in Regulation D, or any eurocurrency funding.

“Event of Default” shall mean an Event of Default as such term is defined in the Loan Agreement.

“Excess Interest Amount” shall mean, on any date, the amount by which (i) the amount of all interest which would have accrued prior to such date on the principal of this Note (had the applicable Contract Rate at all times been in effect without limitation by the Maximum Rate) exceeds (ii) the aggregate amount of interest actually received by Payee on this Note on or prior to such date.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested advance received by Payee from three Federal funds brokers of recognized standing selected by Payee.

“Interest Notice” shall mean the written notice given by Maker to Payee of the Interest Options selected hereunder.  Each Interest Notice shall specify the Interest Option selected, the amount of the unpaid principal balance of this Note to bear interest at the rate selected and, if the LIBOR Base Rate is specified, the length of the applicable LIBOR Interest Period.

“Interest Option” shall have the meaning assigned to such term in paragraph 7 hereof.

“Interest Payment Date” shall mean (i) in the case of any WFB Base Rate Balance, the fifteenth (15th) day of the last month of each calendar quarter during the term hereof, commencing December 15, 2006, and at the maturity of this Note, and (ii) in the case of any LIBOR Balance, the last day of the corresponding LIBOR Interest Period with respect to such LIBOR Balance and at the maturity of this Note.

“LIBOR Balance” shall mean any principal balance of this Note which, pursuant to an Interest Notice, bears interest at a rate based upon the LIBOR Base Rate for the LIBOR Interest Period specified in such Interest Notice.

“LIBOR Base Rate” shall mean, with respect to each LIBOR Interest Period, on any day thereof the quotient of (i) the LIBOR Rate with respect to such LIBOR Interest Period, divided by (ii) the remainder of 1.0 minus the Eurocurrency Reserve Percentage in effect on such day.

“LIBOR Interest Period” shall mean, with respect to any LIBOR Balance, a period commencing: (i) on any date upon which, pursuant to an Interest Notice, the principal amount of such LIBOR Balance begins to accrue interest at the LIBOR Base Rate, or (ii) on the last day of the immediately preceding LIBOR Interest Period in the case of a rollover to a successive LIBOR Interest Period, and ending one month, two months or three months thereafter as Maker shall elect in accordance with the provisions hereof; provided, that: (A) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day; and (B) any LIBOR Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall, subject to clauses (C) below and (A) above, end on the last Business Day of a calendar month; and (C) any LIBOR Interest Period which would otherwise end after September 20, 2007 shall end on September 20, 2007.

“LIBOR Rate” shall mean, with respect to each LIBOR Interest Period, the rate of interest determined by Payee to be the arithmetic average (rounded upward, if necessary to the nearest 1/16th of 1%) of the per annum rates of interest at which Dollar deposits with a maturity equal to the proposed LIBOR Interest Period (and in an amount approximating the LIBOR Balance) would be offered to Payee by major banks in the interbank eurodollar market at approximately 8:00 a.m. (Dallas, Texas time) on the Business Day immediately preceding the first day of such LIBOR Interest Period.

“Loan Agreement” shall mean that certain Loan Agreement, dated as of September 23, 2004, by and among Maker, Payee and the subsidiaries and/or affiliates of Maker from time to time a party thereto, as guarantors, as amended, restated, supplemented and/or modified from time to time.

“Maximum Rate,” as used herein, shall mean, with respect to the holder hereof, the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect of the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.  To the extent that any of the optional interest rate ceilings provided in Chapter 303 of the Texas Finance Code, as amended from time to time (as amended, the “Texas Finance Code”), may be available for application to any loan(s) or extension(s) of credit under this Note for the purpose of determining the Maximum Rate hereunder pursuant to the Texas Finance Code, the applicable “monthly ceiling” (as such term is defined in Chapter 303 of the Texas Finance Code) from time to time in effect shall be used to the extent that it is so available, and if such “monthly ceiling” at any time is not so available then the applicable “weekly ceiling” (as such term is defined in Chapter 303 of the Texas Finance Code) from time to time in effect shall be used to the extent that it is so available.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Total Commitment” shall mean $100,000,000.00.

“WFB” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors and assigns.

“WFB Base Rate” shall mean, on any date of determination, a variable rate of interest per annum equal to the higher of either (a) the WFB Prime Rate, or (b) the Federal Funds Effective Rate plus one-half of one percent (0.50%).

“WFB Base Rate Balance” shall mean that portion of the principal balance of this Note bearing interest at a rate based upon the WFB Base Rate.

“WFB Prime Rate” shall mean the rate of interest most recently announced within Payee at its principal office in San Francisco as its prime rate and is a base rate for calculating interest on certain loans.  The rate announced by Payee as its prime rate may or may not be the most favorable rate charged by Payee to its customers.  Each change in the WFB Prime Rate shall become effective without prior notice to Maker automatically as of the opening of business on the date such change is announced within Payee.

2.             Manner of Borrowing; Advance Requests.  A request for an advance under this Note shall be made, or shall be deemed to be made, if Maker gives Payee notice of its intention to borrow, in which notice Maker shall specify (i) the aggregate principal amount of such advance and (ii) the requested date of such advance, which shall be a Business Day.  Any such request for an advance shall be accompanied by an Interest Notice and shall be made (i) no later than 11:00 a.m. Dallas, Texas time at least three (3) Business Days prior to the requested advance date if the principal balance of such advance, pursuant to such Interest Notice, is to bear interest at a rate based upon the LIBOR Base Rate and (ii) no later than 11:00 a.m. Dallas, Texas time or the requested advance date if the principal balance of such advance, pursuant to such Interest Notice, is to bear interest at a rate based upon the WFB Base Rate.  Notwithstanding anything herein to the contrary, Payee shall have the right to refuse to accept a request for an advance under this Note if at the date any such request is made or any such advance is to be made there exists a default or an Event of Default under this Note or the Loan Agreement.  As an accommodation to Maker, Payee may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Payee by Maker.  Unless Maker specifically directs Payee in writing not to accept or act upon telephonic or electronic communications from Maker, Payee shall have no liability to Maker for any loss or damage suffered by Maker as a result of Payee’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Payee telephonically or electronically and purporting to have been sent to Payee by any individual from time to time designated by Maker as an authorized officer and Payee shall have no duty to verify the origin or authenticity of any such communication.

3.             Payments of Interest and Principal.  Interest on the unpaid principal balance of this Note shall be due and payable on each Interest Payment Date as it accrues.  The unpaid principal balance of this Note shall be due and payable in full on September 20, 2007.

4.             Rates of Interest.  The unpaid principal of the WFB Base Rate Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the higher of either (a) the WFB Base Rate in effect from day to day, minus one percent (1.00%) or (b) three percent (3.0%), or (ii) the Maximum Rate. The unpaid principal of each LIBOR Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the LIBOR Base Rate for the LIBOR Interest Period in effect with respect to such LIBOR Balance plus one-half of one percent (0.50%), or (ii) the Maximum Rate.  Each determination by Payee of the LIBOR Base Rate shall, in the absence of manifest error, be conclusive and binding.  Interest on this Note with respect to each WFB Base Rate Balance and each LIBOR Balance shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

5.             Interest Recapture.  If on each Interest Payment Date or any other date on which interest payments are required hereunder, Payee does not receive interest on this Note computed at the Contract Rate because such Contract Rate exceeds or has exceeded the Maximum Rate, then Maker shall, upon the written demand of Payee, pay to Payee in addition to the interest otherwise required to be paid hereunder, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of such later Interest Payment Date); provided that in no event shall Maker be required to pay interest at a rate exceeding the Maximum Rate effective during such period.

6.             Default Rate of Interest.  From and after the occurrence and during the continuance of an Event of Default, this Note shall bear interest at any rate equal to or less than the Maximum Rate, as chosen by Payee, at its discretion.  All past due principal and, to the extent permitted by applicable law, interest upon this Note shall bear interest at any rate equal to or less than the Maximum Rate, as chosen by Payee, at its discretion.

7.             Interest Option.  Subject to the provisions hereof, Maker shall have the option (an “Interest Option”) to designate portions of the unpaid principal balance hereof to bear interest at a rate based upon the LIBOR Base Rate or WFB Base Rate as provided in paragraph 4 hereof; provided, however, that (i) in the case of selection of the WFB Base Rate, such advance shall not be less than $100,000 (or, if greater than $100,000 in integral multiples of $100,000) or (ii) in the case of the selection of the LIBOR Base Rate, the LIBOR Balance for a particular LIBOR Interest Period shall not be less than $500,000 (or, if greater than $500,000, in integral multiples of $100,000); provided further, however, that no more than five (5) LIBOR Balances shall be outstanding at any one time under this Note; provided further, however, that the sum of the aggregate amount of all LIBOR Balances and WFB Base Rate Balances outstanding under this Note shall at no time exceed the Total Commitment.  The option of Maker to designate portions of the principal of this Note to bear interest at a rate based upon the LIBOR Base Rate or WFB Base Rate shall be exercised in the manner provided below:

(i)            At Time of Borrowing.  Maker shall request advances under this Note in accordance with, and in the manner prescribed by, paragraph 2 hereof.  In connection with any such advance request, Maker shall give Payee an Interest Notice indicating the Interest Option selected with respect to the principal amount of the proposed borrowing.

(ii)           At Expiration of LIBOR Interest.  At least three (3) Business Days prior to the termination of any LIBOR Interest Period, Maker shall give Payee an Interest Notice indicating the Interest Option to be applicable to the corresponding LIBOR Balance, as appropriate, upon the expiration of such LIBOR Interest Period.  If the required Interest Notice shall not have been timely received by Payee prior to the expiration of the then relevant LIBOR Interest Period, Maker shall be deemed (a) to have selected a rate based upon the WFB Base Rate to be applicable to such LIBOR Balance, and such LIBOR Balance shall thereafter be a WFB Base Rate Balance upon the expiration of such LIBOR Interest Period and (b) to have given Payee notice of such selections.

(iii)          Conversion From WFB Base Rate.  During any period in which any portion of the principal hereof bears interest at a rate based upon the WFB Base Rate, Maker shall have the right, on any Business Day (the “Conversion Date”), to convert all or a portion of such principal amount from the WFB Base Rate Balance to a LIBOR Balance by giving Payee an Interest Notice of such selection at least three (3) Business Days prior to such Conversion Date for any LIBOR Balance.

8.             Special Provisions For LIBOR Pricing

(a)           Inadequacy of LIBOR Pricing.  If Payee reasonably determines that, by reason of circumstances affecting the interbank market generally, deposits in Dollars (in the applicable amounts) are not being offered to Payee in the interbank market for any LIBOR Interest Period, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Payee of making or maintaining a LIBOR Balance for such LIBOR Interest Period, Payee shall forthwith give notice thereof to Maker, whereupon until Payee notifies Maker that the circumstances giving rise to such suspension no longer exist, (i) the right of Maker to select an Interest Option based upon the LIBOR Base Rate shall be suspended, and (ii) Maker shall convert each LIBOR Balance into the WFB Base Rate Balance in accordance with the provisions hereof on the last day of the then-current LIBOR Interest Period applicable to such LIBOR Balance.

(b)           Illegality.  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Payee to make or maintain a LIBOR Balance, Payee shall so notify Maker.  Upon receipt of such notice, Maker shall convert such LIBOR Balance into the WFB Base Rate Balance, on either (i) the last day of the then-current LIBOR Interest Period applicable to such LIBOR Balance if Payee may lawfully continue to maintain and fund such LIBOR Balance to such day, or (ii) immediately, if Payee may not lawfully continue to maintain such LIBOR Balance to such day.

(c)           Increased Costs for LIBOR Balances.

(i)            If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall subject Payee to any tax (including without limitation any United States interest equalization or similar tax, however named), duty or other charge with respect to the LIBOR Balances, this Note or Payee’s obligation to compute interest on the principal balance of this Note at a rate based upon the LIBOR Base Rate, or shall change the basis of taxation of payments to Payee of the principal of or interest on the LIBOR Balances or any other amounts due under this Note in respect of the LIBOR Balances or Payee’s obligation to compute the interest on the balance of this Note at a rate based upon the LIBOR Base Rate (except for changes in the rate on the tax on the overall net income of Payee imposed by the jurisdiction in which Payee’s principal executive office is located); or

(ii)           if, after the date hereof,  any governmental authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding any reserve requirement included in the Eurocurrency Reserve Percentage of Payee), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Payee, or shall impose on Payee (or its eurocurrency lending office) or the interbank market any other condition affecting a LIBOR Balance, this Note or Payee’s obligation to compute the interest on the balance of this Note at a rate based upon the LIBOR Base Rate; and the result of any of the foregoing is to increase the cost to Payee of maintaining a LIBOR Balance, or to reduce the amount of any sum received or receivable by Payee under this Note by an amount deemed by Payee to be material, then upon demand by Payee, Maker shall pay to Payee such additional amount or amounts as will compensate Payee for such increased cost or reduction, the amount of which, when aggregated with interest to be paid under the LIBOR Balance, does not exceed the interest which would have been payable had the balance been calculated using the WFB Base Rate.  Payee will promptly notify Maker of any event of which it has knowledge, occurring after the date hereof, which will entitle Payee to compensation pursuant to this paragraph.  A certificate of Payee claiming compensation under this paragraph and setting forth in reasonable detail the additional amount or amounts to be paid to Payee hereunder shall be conclusive in the absence of manifest error.

(d)           Effect on Balances.  If notice has been given requiring a LIBOR Balance to be repaid or converted to the WFB Base Rate Balance, then unless and until Payee notifies Maker that the circumstances giving rise to such repayment no longer apply, the Interest Option shall be a rate based upon the WFB Base Rate.  If Payee notifies Maker that the circumstances giving rise to such repayment or conversion no longer apply, Maker may thereafter select a rate based upon the LIBOR Base Rate in accordance with the terms of this Note.

9.             Extension, Place and Application of Payments.  Subject to the terms of the definitions of LIBOR Interest Period, should the principal of, or any interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension.  All payments of principal of, and interest on, this Note shall be made by Maker to Payee at Payee’s principal banking office in Dallas, Texas in federal or other immediately available funds.  Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.

10.           Repayments of WFB Base Rate Balances; Prepayments of LIBOR Balances; Consequential Loss.  Maker may repay any WFB Base Rate Balance at any time without premium or penalty and without prior notice.  Maker may prepay any LIBOR Balance prior to the expiration of the applicable LIBOR Interest Period upon three (3) Business Days prior written notice subject to Maker’s payment of the Consequential Loss incurred by Payee as a result of the timing of such prepayment; provided, however, that Maker shall not have the option to designate any portion of the unpaid principal balance hereof to bear interest at a rate based upon the LIBOR Base Rate for a period of ninety (90) days following any such prepayment of any LIBOR Balance.  Any repayment or permitted prepayment of principal made hereunder shall not be less than $100,000 (or, if greater than $100,000, in integral multiples of $100,000, or such lesser amount as is then outstanding under this Note).  Any repayment or permitted prepayment of principal made hereunder shall be made together with interest accrued through the date of such repayment or prepayment, as applicable.

11.           Advance Notice.  Payee will use its best efforts to supply the Maker advance notice of the interest and/or principal amounts that the Payee has calculated are due at the scheduled payment dates at least one day in advance, assuming the unpaid principal balance and interest rate remain the same until such scheduled payment date.  Notwithstanding the foregoing, no failure by the Payee to give such notice will reduce the obligation of the Maker to pay such amounts on the date they become due.

12.           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed to have been given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by registered or certified mail, return receipt requested, upon receipt (as indicated on the return receipt); and (c) if sent by facsimile, upon receipt (which shall be confirmed by a confirmation report from the sender’s facsimile machine), addressed to Maker or Payee at the following respective addresses or such other address as such party may from time to time designate by written notice to the other:

Payee:                                            Wells Fargo Bank, National Association
1445 Ross Avenue, 3rd Floor
MAC T5303-031
Dallas, Texas  75202
Attention:  Susan K. Nugent, Vice President
Fax:  (214) 953-3982

Maker:                                           Fossil Partners, L.P.
2323 North Central Expressway
Richardson, Texas 75082
Attention:  Mike L. Kovar
Fax:  (972) 498-9448

13.           Legal Fees.  If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection including, but not limited to, court costs and reasonable attorneys’ fees.

14.           Waivers.  Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest, intention to accelerate, acceleration and non-payment, or other notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

15.           Acceleration.  If Maker fails or refuses to pay any part of the principal of or interest upon this Note as the same become due, or upon the occurrence and during the continuance, of any Event of Default, then in any such event the holder hereof may, at its option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable, and foreclose all liens and security interests securing payment hereof or any part hereof.

16.           Interest Laws; Spreading.  Any provision herein, or in any document securing this Note, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Payee nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question.  If any construction of this Note or any document securing this Note, or any and all other papers, agreements or commitments, indicate a different right given to Payee or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with applicable law and proper adjustments shall automatically be made accordingly.  In the event that Payee or any holder hereof ever receives, collects or applies as interest, any sum in excess of the Maximum Rate, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to Maker.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, if any, Maker and Payee or any holder hereof shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) “spread” the total amount of interest throughout the entire term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any,

Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

17.           Choice of Law.  This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas to the extent such dispute is not resolved by binding arbitration pursuant to the Payee’s current Arbitration Program described in Section 19 below.

18.           Loan Agreement.  This Note is executed in connection with the Loan Agreement and the holder hereof is entitled to all the benefits provided therein and in the other agreements, documents, instruments and certificates entered into in connection with the Loan Agreement.

19.           AGREEMENT FOR BINDING ARBITRATION.  The parties agree to be bound by the terms and provisions of the Payee’s current Arbitration Program which is incorporated by reference herein and is acknowledged as received by the parties pursuant to which any and all disputes shall be resolved by mandatory binding arbitration upon the request of any party.

20.           Amendment and Restatement.  This Note increases, amends, modifies and restates, but does not extinguish the indebtedness evidenced by, that certain Amended and Restated Revolving Line of Credit Note dated September 22, 2005, in the stated principal amount of $100,000,000, executed by Maker and payable to the order of Payee and that certain Revolving Line of Credit Note dated September 23, 2004, in the stated principal amount of $50,000,000, executed by Maker and payable to the order of Payee.

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IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered in Dallas, Texas, as of the date first above written.

FOSSIL PARTNERS, L.P.

By:	Fossil, Inc., its general partner

By:	/s/ Randy S. Kercho
Randy S. Kercho,
Executive Vice President